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                                                                      Exhibit 21

                     SUBSIDIARIES OF PLAINS RESOURCES INC.


  .     Calumet Florida, Inc.

  .     Plains Illinois Inc.

  .     Stocker Resources, Inc.

  .     Stocker Resources, L.P.

  .     Plains Resources International Inc.

  .     PMCT INC.

  .     Plains All American Inc.

  .     Plains All American Pipeline, L.P.

  .     Plains Marketing, L.P.

  .     All American Pipeline, L.P.

  .     PAAI LLC